EXHIBIT 4.3

[FORM OF FACE OF FDIC-GUARANTEED NOTE]

FLOATING RATE SENIOR NOTE

REGISTERED	REGISTERED No. FLR
[PRINCIPAL AMOUNT]	CUSIP:
ISIN:
COMMON CODE:

This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Securities in definitive registered form, this certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary.]1

[Insert any legend required by the Internal Revenue Code and the Regulations thereunder]

[Insert any legend required by the Employee Retirement Income Security Act and the Regulations thereunder]

1 Modify as appropriate if this Registered Global Security will not settle in DTC

MORGAN STANLEY
FLOATING RATE NOTE DUE _____________
GUARANTEED UNDER THE FDIC’S
TEMPORARY LIQUIDITY GUARANTEE PROGRAM

Morgan Stanley, a Delaware corporation (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to _____________, or registered assigns, the principal sum of _______________, on _____________ (the “Maturity Date”), and to pay interest thereon at a rate per annum equal to [LIBOR] [EURIBOR] (as defined below) (the “Base Rate”) [[plus] [minus] ____%]2 until the principal hereof is paid or duly made available for payment, [weekly] [monthly] [quarterly] [semiannually] [annually] in arrears on the __ day of ________ in each year (each such date, an “Interest Payment Date”), commencing on ________, and on the Maturity Date.  Interest will be computed based on an actual/360 day count basis.  Interest payments for this Registered Global Security shall include accrued interest from and including ________ or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to but excluding the Interest Payment Date or Maturity Date or an earlier redemption date (except as described below), as the case may be.

If any Interest Payment Date, other than the Maturity Date or an earlier redemption date, falls on a day that is not a Business Day (as defined below), the Interest Payment Date shall be postponed to the next day that is a Business Day, except if that Business Day is in the next succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day.  If the Maturity Date or an earlier redemption date falls on a day that is not a Business Day, the payment of interest and principal on this Registered Global Security shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date or redemption date.

The rate of interest on this Registered Global Security shall be reset [weekly] [monthly] [quarterly] [semiannually] [annually] (the “Interest Reset Period,” and the first day of each Interest Reset Period being an “Interest Reset Date”).  The Interest Reset Dates shall be ___________ of each year, commencing ____________; provided that the interest rate in effect from ___________  (the “Original Issue Date”) to but excluding the first Interest Reset Date shall be the rate determined on the second London banking day prior to the Original Issue Date (such rate, the “Initial Interest Rate”).  If any Interest Reset Date falls on a day that is not a Business Day (as defined below), the Interest Reset Date shall be postponed to the next day that is a Business Day, except if that Business Day is in the next succeeding calendar month, the Interest Reset Date shall be the next preceding Business Day.

2 Insert if applicable

As used herein, “Business Day” means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or (y) if this Registered Global Security is denominated in a currency (the “Specified Currency”) other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the Specified Currency, or (z) if this Note is denominated in Australian dollars, in Sydney and (b) if this Note is denominated in euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system, which utilizes a single shared platform and was launched on November 19, 2007, is open for the settlement of payment in euro (a “TARGET Settlement Day”).

The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), is the “Calculation Agent” for this Registered Global Security.  Upon the request of the Holder of this Registered Global Security, the Calculation Agent shall provide the interest rate then in effect and, if determined, the interest rate that shall become effective on the next Interest Reset Date.

The Calculation Agent shall determine the Initial Interest Rate and the interest rate for each succeeding Interest Reset Period.  The Interest Determination Date pertaining to an Interest Reset Date, if this Registered Global Security bears interest calculated by reference to LIBOR (other than for LIBOR Notes for which the Index Currency is euros) shall be the second London banking day prior to such Interest Reset Date, except that the Interest Determination Date pertaining to an Interest Reset Date, if interest is calculated by reference to LIBOR, for which the Index Currency is pounds sterling will be such Interest Reset Date.  As used herein, “London banking day” means any day on which dealings in deposits in the Index Currency (as defined herein) are transacted in the London interbank market.  The Interest Determination Date pertaining to an Interest Reset Date, if this Registered Global Security bears interest calculated by reference to EURIBOR (or to LIBOR when the Index Currency is euros) shall be the second TARGET Settlement Day prior to such Interest Reset Date.

[Insert if Base Rate is LIBOR: LIBOR shall be determined by the Calculation Agent follows:

(i) LIBOR means, for any Interest Determination Date, the arithmetic mean of the offered rates for deposits in _________ (the “Index Currency”) for a period of _________ (the “Index Maturity”), commencing on [the second London banking day immediately following]3 that Interest Determination Date, that appear on Page [LIBOR01], or any successor page for the purpose of displaying the London interbank rates of major banks for U.S. dollars (the “Designated LIBOR Page”), on Reuters Money 3000 Service, or any successor service, at approximately 11:00 a.m., London time, on such Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page; except that if the Designated LIBOR Page, by its terms, provides only for a single rate, that single rate shall be used.

3 Insert if Index Currency is other than pounds sterling

(ii) If (a) fewer than two offered rates appear or (b) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer) to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity commencing on [the second London banking day immediately following]4 the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative of a single transaction in that Index Currency in that market at that time.

(iii) If at least two quotations are provided, LIBOR determined on that Interest Determination Date shall be the arithmetic mean of those quotations.  If fewer than two quotations are provided, LIBOR shall be determined for the applicable Interest Reset Date as the arithmetic mean of the rates quoted at approximately [11:00 a.m.], [principal financial center for country of the Index Currency] time, on that Interest Reset Date, by three major banks in [principal financial center for the country of the Index Currency] selected by the Calculation Agent (after consultation with the Issuer) for loans in the Index Currency to leading European banks, having the Index Maturity and in a principal amount that is representative of a single transaction in that Index Currency in that market at that time.

(iv) If the banks so selected by the Calculation Agent are not quoting as set forth above, LIBOR for that Interest Determination Date shall remain the LIBOR in effect for the immediately preceding Interest Reset Period, or, if there was no preceding Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.]

[Insert if Base Rate is EURIBOR: EURIBOR shall be the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for a period of _________ (the “Index Maturity”) as that rate appears on the display on Reuters 3000 Xtra Service (“Reuters”), or any successor service, on page EURIBOR01 or any other page as may replace page EURIBOR01 on that service (“Reuters Page EURIBOR01”) as of 11:00 a.m., Brussels time.

The following procedures shall be followed if the rate cannot be determined as described above:

(i) If the above rate does not appear, the Calculation Agent shall request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the Interest Determination Date, to prime banks in the Euro-zone interbank market for the Index Maturity commencing on the applicable Interest Reset

 4 Insert if Index Currency is other than pounds sterling.

Date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR shall be the arithmetic mean of those quotations.

(ii) If fewer than two quotations are provided, EURIBOR shall be the arithmetic mean of the rates quoted by four major banks in the Euro-zone interbank market, as selected by the Calculation Agent (after consultation with the Issuer), at approximately 11:00 a.m., Brussels time, on the applicable Interest Reset Date for loans in euro to leading European banks for a period of time equivalent to the Index Maturity commencing on that Interest Reset Date in a principal amount not less than the equivalent of U.S.$1 million in euro.

(iii) If the banks so selected by the Calculation Agent are not quoting as set forth above, EURIBOR for that Interest Determination Date shall remain EURIBOR for the immediately preceding Interest Reset Period, or, if there was no Interest Reset Period, the rate of interest payable shall be the Initial Interest Rate.

“Euro-zone” means the region comprised of Member States of the European Union that adopt the single currency in accordance with the relevant treaty of the European Union, as amended.]

Accrued interest on this Registered Global Security shall be calculated by multiplying the principal amount hereof by an accrued interest factor.  The accrued interest factor shall be computed by adding the interest factors calculated for each day in the period for which interest is being paid.  The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.  The interest rate in effect on any Interest Reset Date shall be the applicable rate as reset on that date.  The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date, or if none, the Initial Interest Rate.  All percentages used in or resulting from any calculation of the rate of interest on this Registered Global Security shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with .000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from these calculations shall be rounded to the nearest cent (with one-half cent rounded upward).  All amounts denominated in any other currency used in or resulting from such calculations will be rounded to the nearest two decimal places in such currency, with .005 being rounded up to ..01.

Reference is hereby made to the further provisions of this certificate set forth on the succeeding pages hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, Morgan Stanley has caused this Registered Global Security to be duly executed.

DATED:	MORGAN STANLEY

By:
Name:
Title:

TRUSTEE’S CERTIFICATE
OF AUTHENTICATION

This is one of the Securities referred
to in the within-mentioned
Senior Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

[Form of Reverse of Security]

The interest payable, and punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Registered Global Security (or one or more predecessor Registered Global Securities) is registered at the close of business on the fifteenth calendar day prior to such Interest Payment Date (whether or not a Business Day) (each such date, a “Record Date”); provided that the interest payment due on the Maturity Date (or any earlier redemption date) will be payable to the Person to whom the principal is paid.

Payment of the principal of this Registered Global Security, and the interest due on the Maturity Date (or any earlier redemption date), [unless this Registered Global Security is denominated in a Specified Currency other than U.S. dollars and is to be paid in such Specified Currency]5, shall be made upon surrender of this Registered Global Security at the office or agency of the Issuer, maintained for that purpose in the Borough of Manhattan, The City of New York, [at the office or agency of the London Paying Agent, as defined below,] or at such other paying agency as the Issuer may determine (the “Paying Agent”[, which term shall include the London Paying Agent]).  Payment of the principal of, and interest on this Registered Global Security shall be made in [such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts] [in [____]]; provided, however, that at the option of the Issuer, interest may be paid by wire transfer or by mailing checks for such interest payable to or upon the written order of the Person entitled thereto at its last address as it appears on the registry books of the Issuer.

[Insert for non-U.S. dollar Notes settled through DTC: If this Registered Global Security is denominated in a Specified Currency other than U.S. dollars, payments of principal and interest will be made by wire transfer of immediately available funds to an account maintained by the holder hereof with a bank located outside the United States if appropriate wire transfer instructions have been received by the Paying Agent in writing, with respect to payments of interest, on or prior to the fifth Business Day after the applicable Record Date and, with respect to payments of principal, at least ten Business Days prior to the Maturity Date [or the redemption date], as the case may be; provided that, if payment of interest or principal with regard to this Registered Global Security is payable in euro, the account must be a euro account in a country for which the euro is the lawful currency, provided, further, that if such wire transfer instructions are not received, such payments will be made by check payable in such Specified Currency mailed to the address of the Person entitled thereto as such address shall appear on the registry books of the Issuer; and provided, further, that payment of the principal of this Registered Global Security and the interest due at maturity [or on the redemption date] will be made upon surrender of this Registered Global Security at the office or agency referred to in the preceding paragraph.]

5 Insert if Notes are to be settled in DTC.

This Registered Global Security is one of the duly authorized debt securities of the Issuer (the “Securities” and, individually, a “Security”) issued or to be issued under and pursuant to the Senior Indenture dated as of November 1, 2004 (as supplemented by the First Supplemental Senior Indenture dated as of September 4, 2007, the Second Supplemental Senior Indenture dated as of January 4, 2008, the Third Supplemental Senior Indenture dated as of September 10, 2008 and the Fourth Supplemental Senior Indenture dated as of December 1, 2008 (the “Fourth Supplemental Senior Indenture”), and as may be further amended or supplemented from time to time, the “Senior Indenture”), between the Issuer and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), as Trustee (the “Trustee,” which term includes any successor Trustee under the Senior Indenture), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and Holders of the Securities and the terms upon which the Securities are, and are to be, authenticated and delivered.  The terms of the Senior Indenture are hereby incorporated by reference herein.  The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption or repayment provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Senior Indenture.  This security is a Registered Global Security of a series of Securities designated as the [Title of the Securities] Guaranteed Under the FDIC’s Temporary Liquidity Guarantee Program (the “Notes”).

[Insert for Notes settled through Euroclear or Clearstream, Luxembourg directly: The Issuer has appointed The Bank of New York Mellon, acting through its principal corporate trust office in the Borough of Manhattan, The City of New York as a Paying Agent for the Notes in the United States [and The Bank of New York Mellon, London Branch, at its corporate trust office in London, as an additional Paying Agent for the Notes outside the United States (the “London Paying Agent”), which term includes any additional or successor London Paying Agent appointed by the Issuer).]

Article 13 of the Senior Indenture shall apply to the Notes. The Bank of New York Mellon and its successors have been designated as the Representative of the Holders of the Notes. Any Holder of this Note may elect not to be represented by the Representative by providing written notice of such election to the Representative.

The Notes shall not be subject to any sinking fund and shall not be repayable at the option of the Holder prior to maturity.

[Insert if Notes are subject to payment of Additional Amounts: If the Holder of a Note is a United States Alien, as defined below, the Issuer shall pay additional amounts to such Holder as may be necessary in order that every Net Payment, as defined below, of the principal of and interest on such Note will not be less than the amount provided for in such Note to be then due and payable.  A “United States Alien” shall mean (i) a foreign corporation, (ii) a nonresident alien individual, (iii) a nonresident alien fiduciary of a foreign estate or trust, or (iv) a foreign partnership one or more of the members of which is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.  “Net Payment” shall mean the amount the Issuer or its Paying Agent pays after deducting or withholding for or on account of any present or future tax, assessment or governmental charge imposed with respect to such payment by the United States or any political subdivision or taxing authority thereof or therein.

Notwithstanding the preceding paragraph, the Issuer shall not be required to pay any additional amounts to a Holder of a Note for or on account of:

(i)
any present or future tax, assessment or other governmental charge that would not have been so imposed but for (1) the existence of any present or former connection between such Holder or the beneficial owner of such Note, or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation, of the United States and its possessions, including, without limitation, such beneficial owner, or such fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in the conduct of a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or (2) the presentation by such Holder or such beneficial owner of the Note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ii)	any estate, inheritance, gift, sales, excise, transfer, capital gains, corporation, income or personal property tax or any similar tax, assessment or governmental charge;

(iii)
any tax, assessment or other governmental charge imposed by reason of such Holder or such beneficial owner’s past or present status as a personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

(iv)	any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any Note;

(v)
any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular Paying Agent (including the Issuer) and would not be imposed if made by another Paying Agent;

(vi)
any tax, assessment or other governmental charge imposed solely because such Holder or such beneficial owner (1) is a bank purchasing the Note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying such Note for investment purposes nor (B) buying such Note for resale to a third party that either is not a bank or holding such Note for investment purposes only;

(vii)
any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such Holder or beneficial owner of such Note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from the tax, assessment or other governmental charge;

(viii)
any tax, assessment or other governmental charge imposed by reason of such beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Issuer or as a direct or indirect subsidiary of the Issuer; or

(ix)	any combination of the items listed above.

In addition, the Issuer shall not be required to make any payment of additional amounts with respect to any Note presented for payment: (i) where such withholding or deduction is required to be made pursuant to the European Union Directive on the taxation of savings or any other directive implementing the conclusions of the ECOFIN Council meeting of 26–27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or (ii) by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a Member State of the European Union.

The Issuer shall not pay additional amounts with respect to any payment of principal, or interest to any United States Alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment to the extent that the Issuer would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of that partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of such Note for these purposes.]

[Insert if Notes are subject to Tax Redemption: The Issuer shall be entitled, at its option, to redeem the outstanding Notes in whole but not in part if at any time the Issuer has or will become obligated to pay additional amounts on any Notes on the subsequent Interest Payment Date, but only if the obligation of the Issuer results from a change in the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after [Insert pricing date].  Prior to giving the notice of such redemption pursuant to the second succeeding paragraph, the Issuer shall provide the Trustee with an Opinion of Counsel that the conditions precedent to the right of the Issuer to redeem the Notes have occurred. Such Opinion of Counsel shall be based on the laws and application and interpretation thereof in effect on the date of such opinion or to become effective on or before such subsequent Interest Payment Date.

If the Issuer redeems the Notes, it shall do so at the redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued interest to the redemption date.

If the Issuer becomes entitled to redeem the Notes, it may do so at any time on a redemption date of its choice. However, the Issuer must give the Holders of the Notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date. In addition, the obligation of the Issuer to pay additional amounts must remain in effect when the Issuer gives the notice of redemption.]

This Registered Global Security and all obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to certain statutory exceptions in the event of liquidation upon insolvency.

This Registered Global Security, and any Registered Global Security or Registered Global Securities issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and in denominations of U.S.$[______] and any integral multiple of U.S.$[_______] in excess thereof.

The Trustee has been appointed registrar for the Notes, and the Trustee will maintain at its office in the Borough of Manhattan, The City of New York, a register for the registration and transfer of Notes.  Subject to the limitations, terms and conditions set forth herein and in the Senior Indenture, this Registered Global Security may be transferred at the aforesaid office of the Trustee by surrendering this Registered Global Security for cancellation, and thereupon the Issuer shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees, in exchange herefor, a new Registered Global Security or Registered Global Securities having identical terms and provisions and having a like aggregate principal amount in authorized denominations.  Upon the occurrence of certain events specified in Section 2.08 of the Senior Indenture, this Registered Global Security is exchangeable at the office of the Trustee for definitive registered Notes without coupons of authorized denominations in an equal aggregate principal amount and having identical terms and provisions as the surrendered Registered Global Security.

All Registered Global Securities surrendered for transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to, the Issuer and the Trustee and executed by the registered Holder or by the Holder’s attorney duly authorized in writing.  The Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any such exchange or registration of transfer.

The Senior Indenture permits the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Senior Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the Holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the Holder of each outstanding debt security affected thereby, (a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities or for other property or the cash value of the property (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or impair or affect the rights of any Holder to institute suit for the payment thereof or (b) reduce the aforesaid percentage in principal amount of debt securities the consent of the Holders of which is required for any such supplemental indenture.

Subject to Section 13.08 of the Senior Indenture, the Senior Indenture provides that if an Event of Default (as defined in Section 5.01 and Section 13.08 of the Senior Indenture) with respect to the Guaranteed Securities (as defined in Section 13.01 of the Senior Indenture) of any series at the time Outstanding occurs and is continuing, then and in each and every case, unless the principal of all of the Guaranteed Securities of such series shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Guaranteed Securities of such series then Outstanding under the Senior Indenture, by notice in writing to the Issuer (and to the Trustee if given by Securityholders of such series), may declare the principal amount (or, if the Securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all the Guaranteed Securities of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in the Senior Indenture or in such Guaranteed Securities contained to the contrary notwithstanding.

No provision of this Registered Global Security or of the Senior Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Registered Global Security at the time, place and rates, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered Holder of this Registered Global Security.

The Issuer, the Trustee and any agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Registered Global Security (whether or not this Registered Global Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions on the face hereof, interest hereon, and for all other purposes, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Senior Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of penalty or assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

This Registered Global Security shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Registered Global Security, which are defined in the Senior Indenture and not otherwise defined herein, shall have the meanings assigned to them in the Senior Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Registered Global Security shall not be entitled to any benefit under the Senior Indenture or be valid or obligatory for any purpose.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE]

 [PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Registered Global Security, and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such security on the books of the Issuer, with full power of substitution in the premises.

Dated:	Signature:

NOTICE:
The signature to this assignment must correspond with the name as written upon the face of the within Registered Global Security in every particular without alteration or enlargement or any change whatsoever.